EXHIBIT 10.1

SIXTH AMENDMENT TO CREDIT AND SECURITY AGREEMENT

THIS SIXTH AMENDMENT (the “Amendment”), dated August 18, 2009, is entered into by and between PURE EARTH, INC., a Delaware corporation (“Pure Earth”) and all of its wholly owned subsidiaries and WELLS FARGO BANK, NATIONAL ASSOCIATION (the “Lender”), acting through its Wells Fargo Business Credit operating division.

RECITALS

The Borrower and the Lender are parties to a Credit and Security Agreement dated October 24, 2006 (as amended from time to time, the “Credit Agreement”). Capitalized terms used in this Amendment have the meanings given to them in the Credit Agreement unless otherwise specified.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, it is agreed as follows:

1.           The definition of “Floating Rate” set forth in Section 1.1 of the Credit Agreement shall be deleted in its entirety and replaced with the following:

“Floating Rate” means, retroactive to June 1, 2009, an annual interest rate equal to the sum of the Prime Rate plus five and three quarters percent (5.75%), which interest rate shall change when and as the Prime Rate changes.

2.           The definition of “Maximum Line” set forth in Section 1.1 of the Credit Agreement shall be deleted in its entirety and replaced with the following:

“Maximum Line” means $4,700,000, unless this amount is reduced pursuant to Section 2.10, in which event it means such lower amount.

3.           Section 6.2(b) of the Credit Agreement shall be deleted in its entirety.

4.           LIBOR Advances.  LIBOR Advances shall not be available at any time.

5.           Events of Default.  The Borrower is in default of the following provisions of the Credit Agreement (collectively, the “Existing Defaults”):

a.
Section 6.2(a) Minimum Adjusted Net Income.  For the quarter ending June 30, 2009, the Company reported Adjusted Net Income  of ($2,770,000), which does not satisfy the requirement that such amount be not less than ($2,120,000); and

b.           Section 6.2(c) Debt Service Coverage Ratio.   The Company reported a Debt Service Coverage Ratio for the cumulative six months ending June 30, 2009 of (0.10:1) which does not satisfy the requirement that such amount be not less than 0.54:1.

The Existing Defaults constitute Events of Default under the Credit Agreement. Upon the terms and subject to the conditions set forth in this Amendment, the Lender hereby waives the Existing Defaults, effective as of June 30, 2009.  This waiver shall be effective only in this specific instance and for the specific purpose for which it is given, and this waiver shall not entitle the Borrower to any other or further waiver in any similar or other circumstances.

6.           Termination of Credit Agreement on Maturity Date.  The Credit Agreement shall not renew on October 23, 2009 and shall be fully due and payable on October 23, 2009, unless terminated earlier by Wells Fargo.

7.           Reserves.  The Lender agrees to release the NE Reserve and the $490,000 reserve referenced in the Consent and Waiver dated March 4, 2008.  The first $1,000,000 of otherwise Eligible Accounts shall be deemed ineligible.  The foregoing notwithstanding, the Lender reserves all rights under the Credit Agreement to institute and implement Borrowing Base Reserves.

8.           Payments to Fidus Mezzanine Capital, L.P.  Borrower may not make any cash payments to Fidus Mezzanine Capital, L.P.

9.           No Other Changes. Except as explicitly amended by this Amendment, all of the terms and conditions of the Credit Agreement shall remain in full force and effect and shall apply to any advance or letter of credit thereunder.

10.         Representations and Warranties. The Borrower hereby represents and warrants to the Lender as follows:

(a)          The Borrower has all requisite power and authority to execute this Amendment and any other agreements or instruments required hereunder and to perform all of its obligations hereunder, and this Amendment and all such other agreements and instruments has been duly executed and delivered by the Borrower and constitute the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms.

(b)         The execution, delivery and performance by the Borrower of this Amendment and any other agreements or instruments required hereunder have been duly authorized by all necessary corporate action and do not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to the Borrower, or the articles of incorporation or by-laws of the Borrower, or (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected.

(c)           All of the representations and warranties contained in Article V of the Credit Agreement are correct on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.

11.         References.  All references in the Credit Agreement to “this Agreement” shall be deemed to refer to the Credit Agreement as amended hereby; and any and all references in the Security Documents to the Credit Agreement shall be deemed to refer to the Credit Agreement as amended hereby.

12.         No Other Waiver. Except as provided in Section 5, the execution of this Amendment and the acceptance of all other agreements and instruments related hereto shall not be deemed to be a waiver of any Default or Event of Default under the Credit Agreement or a waiver of any breach, default or event of default under any Security Document or other document held by the Lender, whether or not known to the Lender and whether or not existing on the date of this Amendment.

13.         Release. The Borrower hereby absolutely and unconditionally releases and forever discharges the Lender, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which the Borrower has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown.

14.         Costs and Expenses. The Borrower hereby reaffirms its agreement under the Credit Agreement to pay or reimburse the Lender on demand for all costs and expenses incurred by the Lender in connection with the Loan Documents, including without limitation all reasonable fees and disbursements of legal counsel. Without limiting the generality of the foregoing, the Borrower specifically agrees to pay all fees and disbursements of counsel to the Lender for the services performed by such counsel in connection with the preparation of this Amendment and the documents and instruments incidental hereto. The Borrower hereby agrees that the Lender may, at any time or from time to time in its sole discretion and without further authorization by the Borrower, make a loan to the Borrower under the Credit Agreement, or apply the proceeds of any loan, for the purpose of paying any such fees, disbursements, costs and expenses.

15.         Miscellaneous. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

WELLS FARGO BANK,		PURE EARTH, INC.
NATIONAL ASSOCIATION

By:	/s/ John Erwin
John Erwin		By:	/s/ Brent Kopenhaver
Its Vice President		Brent Kopenhaver
Its Executive Vice President